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                                                                     Exhibit 2.2

      AMENDMENT No. 5 (this "Amendment"), dated as of August 16, 2005, to the Share Exchange Agreement dated as of March 15, 2005 and as amended by Amendment No. 1 dated as of March 15, 2005, Amendment No. 2 dated as of April 21, 2005, Amendment No. 3 dated as of May 31, 2005 and Amendment No. 4 dated as of June 30, 2005 (the "Agreement"), by and among EPIMMUNE INC., a Delaware corporation (the "Issuer"), and the shareholders of IDM S.A., a societe anonyme organized under the laws of France (the "Company"), listed on Exhibit A attached thereto (the "Principal Company Shareholders"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

                                    RECITALS:

      A. The Issuer and the Principal Company Shareholders have entered into the Agreement;

      B. The Principal Company Shareholders have appointed Helene Ploix, as Shareholder Representative, and have empowered her to execute amendments to the Agreement which may be necessary or desirable to complete the Agreement; and

      C. The Issuer and the Shareholder Representative, on behalf of the Principal Company Shareholders, have agreed to enter into this Amendment No. 5 to the Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the rights and obligations contained herein, and intending to be legally bound hereby, the Issuer and the Principal Company Shareholders represented by the Shareholder Representative hereby agree as follows:

            Section 1. Recitals. Recital C of the Agreement shall be deleted and replaced in its entirety by the following paragraph:

            C. The Issuer Board has unanimously (i) approved this Agreement and the transactions contemplated by this Agreement, including the change of the corporate name of the Issuer in accordance with Section 6.11(c) of this Agreement (the "Issuer Name Change") and (ii) resolved to recommend that the stockholders of the Issuer vote to approve: (A) the issuance of shares of Issuer Common Stock to the shareholders and/or warrantholders of the Company (1) in exchange for Company Shares in accordance with Section
      1.02 or 1.09 and (2) in exchange for Company Warrants in accordance with
      Section 1.08(a), in each case, pursuant to the terms of this Agreement (the "Share Exchange"); (B) the amendment of the Amended and Restated Certificate of Incorporation of the Issuer (the "Issuer Certificate of Incorporation") to increase the authorized capital stock of the Issuer (the "Issuer Capital Stock Increase") and effect a reverse split of the Issuer Common Stock and the Issuer Preferred Stock (the "Issuer Reverse Stock Split") in accordance with Section 6.11(d) of this Agreement; (C) the increase in the shares available for issuance under the Issuer's 2000 Stock Plan in accordance with Section 6.14 of this Agreement (the "Issuer Stock Option Plan

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      Amendment"); (D) the adoption of the Epimmune Option Liquidity Plan and the issuance of shares of Issuer Common Stock to the holders of Company Stock Options pursuant to such Option Liquidity Plan (the "Option Liquidity Share Issuance"); (E) the increase in the shares available for issuance under the Issuer's 2001 Employee Stock Purchase Plan in accordance with Section 6.14 of this Agreement (the "Issuer ESPP Amendment"); and (F) the adoption of the Issuer French Employee Stock Option Sub Plan (the "Issuer French Stock Option Plan"), substantially in the form of Exhibit C attached hereto, which shall be in the form of a sub plan to the Issuer's 2000 Stock Plan (the transactions specified in clauses (A) through (F) above are sometimes referred to herein collectively as the "Issuer Transactions");

            Section 2. Board Approval; Vote Required. Section 4.18(b) of the Agreement shall be deleted and replaced in its entirety by the following paragraph:

            (b) The only vote of the holders of any class or series of capital stock of the Issuer necessary to approve this Agreement, any of the Issuer Transactions or any other Transaction to which the Issuer is a party is
      (i) with respect to the Share Exchange, the Issuer Stock Option Plan Amendment, the Option Liquidity Share Issuance, the Issuer ESPP Amendment, the adoption of the Issuer French Stock Option Plan and the adoption of the Issuer French ESPP (as defined below), the approval of each such transaction by the affirmative vote of the holders of a majority of the then outstanding shares of Issuer Common Stock and Issuer Preferred Stock (on an as-converted basis and voting as a single class with the Issuer Common Stock) present in person or represented by proxy and entitled to vote at the Issuer Stockholders' Meeting, and, with respect to the Issuer Capital Stock Increase and the Issuer Reverse Stock Split, the approval of each such transaction by the affirmative vote of the holders of a majority of the then outstanding shares of Issuer Common Stock and Issuer Preferred Stock (on an as-converted basis and voting as a single class with the Issuer Common Stock) entitled to vote at the Issuer Stockholders' Meeting.

            Section 3. Corporate Matters. Section 6.11(c) of the Agreement shall be deleted and replaced in its entirety by the following paragraph:

            (c) The Issuer shall take all action as may be necessary to cause the corporate name of the Issuer to be renamed, effective as of the Closing, to "IDM Pharma, Inc." or such other name as the Issuer and the Company may agree prior to the Closing.

            Section 4. Entire Agreement. The Agreement, as amended by this Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties and the Principal Company Shareholders with respect to the subject matter thereof and hereof. Except as amended by this Amendment, the Agreement shall continue in full force and effect in accordance with its terms.

            Section 5. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other

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conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated by this Amendment is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated by the Agreement as amended by this Amendment to the fullest extent possible.

            Section 6. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            Section 7. Governing Law.

            (a) This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that jurisdiction, excluding (to the greatest extent a Delaware court would permit) any rule of law that would cause the application of the laws of any jurisdiction other than the State of Delaware.

            (b) The parties irrevocably agree that any dispute, controversy or claim arising out of or relating to this Amendment or the transactions contemplated thereby, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce as at present in force. The place of arbitration shall be Orange County, California and the number of arbitrators shall be three. Each of (i) the Shareholder Representative, on behalf of the Principal Company Shareholders, on the one hand, and (ii) the Issuer, on the other hand, shall designate one arbitrator and the two so designated arbitrators shall jointly designate the third arbitrator. If such designation is not made within fifteen (15) days of the designation of the second party designated arbitrator, the Secretary General of the International Court of Arbitration of the International Chamber of Commerce shall designate the third arbitrator. The language of the arbitral proceedings shall be English, but all submissions and written evidence may be in French or English.

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      IN WITNESS WHEREOF, the Issuer and the Principal Company Shareholders,
represented by the Shareholder Representative have executed, or have caused to be executed by their respective officers thereunto duly authorized, this Amendment as of the date first written above.

                                 EPIMMUNE INC.

                                 By: /s/ ROBERT DE VAERE
                                     --------------------------------------
                                     Name: Robert De Vaere
                                     Title: Vice President, Finance and
                                     Administration, Chief Financial
                                     Officer and Secretary

                                 PRINCIPAL COMPANY SHAREHOLDERS,
                                  Represented by the Shareholder Representative

                                 By: /s/ Helene Ploix
                                     --------------------------------------
                                     Name: Helene Ploix
                                     Title: Shareholder Representative